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                                                          Exhibit 2
                                                          Page 25 of 30 Pages

                  AMENDMENT made this 31st day of January, 1997 between CNL HOLDING, INC., a Delaware corporation (the "Investor") and
CONOLOG CORPORATION, a Delaware corporation (the "Company") to the Agreement dated September 12, 1996 between the Investor and the Company (the "Original Agreement").

                  WHEREAS, the Investor is, concurrently with the execution hereof, amending the Option and Purchase, Sale and Assignment Agreement between the Investor and The Chase Manhattan Bank, formerly known as Chemical Bank (the "Bank"), dated as of September 12, 1996 (the "Option Agreement");

                  WHEREAS, the Note (as that term is defined in the Original Agreement) evidencing the Company's indebtedness to the Bank is being further amended concurrently with the execution hereof;

                  WHEREAS, the Investor and the Company have agreed to amend the Original Agreement as more fully set forth herein;

                  NOW, THEREFORE, it is agreed as follows:

                  1. All capitalized terms used herein which are not otherwise defined shall have the respective meanings ascribed to them in the Original Agreement.

                  2. There is hereby added a new sentence to Section 1 of the Original Agreement as follows:

                           In the event all or any portion of the Note has not been converted into shares of common stock by the Bank prior to its acquisition by the Investor, the Investor shall promptly convert the Note (or the portion so acquired) into shares of common stock in accordance with the terms of the Note.

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                                                          Page 26 of 30 Pages


                  3. The first sentence of Section 2 of the Original Agreement is hereby deleted and the following is hereby substituted therefor:
                           All proceeds of the sale of the Acquired
                           Shares shall be applied as follows: First to reimburse the Investor for payments theretofore made to the Bank pursuant to the Option Agreement.

                  4. Except as expressly set forth herein, the Original Agreement shall continue in full force and effect in accordance with its terms.
                  IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment to the Original Agreement as of the date and year first above written.

                                       CNL HOLDING, INC.

                                       By  /s/ Randolph Pace
                                          -------------------
                                           (Title)

                                       CONOLOG CORPORATION

                                       By  /s/ Robert S. Benou, President
                                          -------------------------------
                                           (Title)


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